 Exhibit 99.1

For Immediate Release Contact:Peter D. Goldstein
     General Counsel

                     For further information please visit
                     www.gabelli.com

Alexis Glick joins GAMCO Board of Directors

Greenwich, CT, June 15, 2022 - GAMCO Investors, Inc. ("GAMCO") (NYSE: GBL) a global leader in diversified financial services announced the appointment of Alexis Glick, a television personality and until earlier this year, the CEO of GENYOUth, a program to promote the health and well-being of public school youth, to its Board of Directors.

Prior to GENYOUth, Glick helped launch the Fox Business Network, building on her experience as a news anchor and national correspondent on NBC's "Today Show" and CNBC's "Squawk Box”.   Earlier in her career, Glick was an executive at Morgan Stanley where she was the first and youngest woman to manage NYSE floor operations for a bulge bracket firm.  She began her career as an analyst at Goldman Sachs in the Equities Division after graduating Columbia University.

Commenting on her appointment, Mario Gabelli, Chairman said, “We are delighted to have Alexis join our Board.  Her background, energy and enthusiasm will serve our shareholders well.  We look forward to her many contributions.”

“I am delighted to be joining the Board of Directors of GAMCO Investors, Inc.   Mario Gabelli’s track record and his value-based investment style are legendary,” said Alexis Glick. “As a student of the financial markets and a former Wall Street executive, I couldn’t be more excited to work with Mario, the Board, and the management team and play a meaningful role in the growth of one the most recognized asset managers in the industry.”

About GAMCO Investors, Inc.

GAMCO is known for its research-driven approach to equity investing. GAMCO conducts its investment advisory business principally through two subsidiaries: GAMCO Asset Management Inc. (approximately 1,400 institutional and private wealth separate accounts, principally in the U.S.) and Gabelli Funds, LLC (24 open-end funds, 14 closed-end funds, 4 actively managed semi-transparent ETFs and a SICAV). GAMCO serves a broad client base including institutions, intermediaries, offshore investors, private wealth, and direct retail investors.  In recent years, GAMCO has successfully integrated new teams of RIAs by providing attractive compensation arrangements and offering finder’s fees.

GAMCO offers a wide range of solutions for clients across Value and Growth Equity, ESG, Convertibles, actively managed semi-transparent ETFs,  sector-focused strategies including Gold and Utilities, Merger Arbitrage, and Fixed Income. In 1977, GAMCO launched its flagship All Cap Value strategy, Gabelli Value, and in 1986 launched its mutual fund business.

#         #        #